EXHIBIT 10(xi)

                EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

    Jefferson-Pilot Corporation ("Corporation") has established this Executive Change in Control Severance Plan ("Plan") to assist in retaining executives in the face of a consolidating industry, and to provide key management stability in the event that the Corporation becomes subject to a tender offer, proxy contest or other transaction that could result in a change of control of the Corporation or its Board of Directors ("Board").

    The Compensation Committee of the Board is authorized to designate those executives of the Corporation and/or its subsidiaries who from time to time are participants in the Plan (each an "Executive"), and to specify the Tier of participation for each Executive. No Executive shall have any rights under the Plan unless advised in a letter from the Chief Executive Officer of the Corporation that he or she has been designated as a participant by the Compensation Committee in a specified Tier.

    The Plan states certain terms and conditions related to the impact of any Change in Control (as defined below) on each participating Executive's employment, without affecting in any other way the terms and conditions of any Executive's employment.

    NOTE: certain capitalized terms are defined later, principally in Section 5.

1. Payments for Termination Following Change in Control. If, upon or following a Change in Control, Executive's employment with the Corporation is terminated by the Corporation, other than for Cause or Disability, or is terminated by Executive for Good Reason, in either case on or before two years following the date of a Change in Control, then:

    (a) Executive shall be entitled to all compensation and benefits of every kind accrued through the date of termination of employment including any unpaid amount accrued (including for the partial year of termination) under the Annual Incentive Plan and LTIP if applicable.

    (b) Executive shall be entitled to a lump sum payment equal to the applicable Tier times covered pay, except as provided in paragraph (e) below. "Covered pay" means the sum of

      (i) Executive's annual base salary in effect on the date of a termination of employment (or, if higher, the Executive's annual base salary established at the beginning of the year in which the Change in Control occurred), plus

      (ii) the higher of (A) the average annual incentive compensation accrued or (B) the average annual target incentive compensation, for service by Executive under the Annual Incentive
Plan in the three full plan years immediately preceding the year in which the termination of employment occurs, plus

      (iii) if Executive participates in LTIP, the higher of
(A) the average annual LTIP award accrued, or (B) the average target LTIP, for service by Executive in the three plan years immediately preceding the year in which the termination of employment occurs.

    (c) Executive shall be entitled to continued coverage for Executive and eligible dependents under all of the Corporation's Benefit Plans for a period of years equal to the applicable Tier (except as provided in paragraph (e) below) following termination of employment.

    (d) The payments described in (a) and (b) above shall be made within five business days after termination of Executive's employment, or if later, ten business days after notice to the Corporation of termination for Good Reason. Any payments not timely made will accrue interest at 10% per annum until made.

    (e) The applicable Tier (years) in (b) and (c) above shall be reduced and prorated on months for full months eliminated, so it will not exceed the period between termination of employment and the first day of the month following Executive's 65th birthday.

    (f) Vesting of Options upon Change in Control. In the event of a Change in Control, whether or not Executive's employment continues with the Corporation, all outstanding options under the Option Plan not otherwise vested under the terms of the Option Plan and/or the applicable option agreements or notices shall immediately vest on the date of the Change in Control, unless Executive voluntarily terminated employment or employment terminated for Cause such that the options expired prior to the Change in Control.

2. Related Termination. If Executive's employment is terminated by the Corporation without Cause within 6 months prior to a public announcement of a potential transaction, proxy contest or other event or condition which then results in a Change in Control of the Corporation, and if it can be shown that Executive's termination was at the direction or request of a third party that had taken steps reasonably calculated to effect the Change in Control of the Corporation thereafter, then Executive shall have the rights described in Section (1) above, as if a Change in Control of the Corporation had occurred on the date immediately preceding such termination.

3.  Certain Supplemental Payments by the Corporation.

      (a) If Executive is entitled to compensation under Section 1 or 2, and if in connection therewith it is determined that

           (i) part or all of the compensation and benefits to be paid to Executive related to the Change in Control constitute
"parachute payments" under Section 28OG of the Internal Revenue Code of 1986 as amended ("Code"), and

           (ii) the payment thereof will cause Executive to incur excise tax under Section 4999 of the Code, the Corporation, on or before the date for payment of such excise tax, shall pay Executive, in a lump sum, an amount (the "Gross-Up Amount") such that, after payment of all federal, state and local income tax and any additional excise tax under Section 4999 of the Code in respect of the Gross-Up Amount payment, Executive will be fully reimbursed for the amount of such excise tax.

      (b) The determination of the Parachute Amount and Base Amount (as these terms are defined under the Code), and the Gross-Up Amount, as well as any other calculations necessary to implement this Section, shall be made by a nationally recognized accounting or benefits consulting firm selected by the Corporation and which has not performed services, other than minor incidental services, for either the Corporation or Executive for three years prior to the date such consultant is retained for this purpose. The consultant's fee shall be paid by the Corporation.

      (c) As promptly as practicable following any such determination, the Corporation shall pay to or distribute to or for the benefit of the Executive such amounts as are due to Executive under this Section.

4. Expenses and Interest. If, after a Change in Control of the Corporation, a good faith dispute arises with respect to the enforcement of the Executive's rights under the Plan, or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any rights provided under the Plan, Executive shall recover from the Corporation any reasonable attorney's fees and necessary costs and disbursements incurred as a result of such dispute, and prejudgment interest on any money judgment or arbitration award obtained by Executive, calculated at 10% per annum from the date that payments should have been made under the Plan to the date such payments are made.

5.  Definitions Used in the Plan:

      (a) "Change in Control" of the Corporation means the occurrence of any of the following:

           (i) any event, circumstance or transaction (other than a Corporate Transaction as defined in paragraph (ii) below) pursuant to which individuals who constitute the Board on the date hereof ("Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election, is at any time approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though he or she were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office as a director occurs as a result of (A) an actual or threatened election contest with respect to the election or removal of directors, (B) any other actual or threatened solicitation of proxies or consents by or on behalf of a Person or Group (as defined in (C)) other than the Board or (C) any other type of pressure from any "person" ("Person") or "group" ("Group") that "beneficially owns" (as such terms are defined in Rule 13d-3 or otherwise under the Securities Exchange Act of 1934, as amended or any successor thereto (the "Act")) 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities;

           (ii) any transaction involving, directly or indirectly, the issuance or acquisition of the Corporation's equity securities by the Corporation or any of its affiliates or associates (as such terms are defined in Rule 12b-2 or otherwise under the Act), or consummation of a reorganization, merger or consolidation or a sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another corporation (any such transaction, "Corporate Transaction") in which, upon consummation of such transaction:

                 (A) any Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction or any affiliate of either of them), or Group beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation (a "20% Holder"), except to the extent (x) that such ownership existed prior to the Corporate Transaction or (y) such 20% Holder has agreed, for a period of five years after the consummation of the Corporate Transaction, not to solicit or participate, directly or indirectly, in the solicitation of proxies in opposition to management of the Corporation and not to vote any securities beneficially owned by the 20% Holder other than in proportion to the votes cast by other shareholders who are not affiliates of such 20% Holder, or

                 (B) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction are not members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction.

           (iii) any Person or Group is or becomes the beneficial owner, directly or indirectly, of at least 40% of the Outstanding Common Stock or the Outstanding Voting Securities (giving effect to the deemed ownership of securities by such Person or Group, as provided in Rule 13d-3(d)(1) under the Act, but not giving effect to any such deemed ownership of securities by another Person or Group (the "40% Holder"), unless prior to becoming a 40% Holder such Person has agreed, for a period of at least five years after becoming a 40% Holder, not to solicit or participate, directly or indirectly, in the solicitation of proxies in opposition to management of the Corporation and not to vote any securities beneficially owned by the 40% Holder other than in proportion to the votes cast by other shareholders who are not affiliates of such 40% Holder.

           (iv) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

      (b)  "Annual Incentive Plan" means the Corporation's
Management Incentive Compensation Plan and any such successor plans as may be adopted to provide annual incentive compensation for executives.

    (c)    "Option Plan" means the Corporation's Long Term Stock
Incentive Plan and any successor stock option plans, or any combination of such plans.

    (d) "LTIP" means the Corporation's Long Term Incentive
Compensation program and any successor programs or plans as may be adopted to provide long term incentive compensation for senior executives ("LTIP").

    (e) "Benefit Plans" means the group life insurance, health insurance, disability insurance, and survivor income insurance plans, JP TeamShare Plan or any successor thereto, qualified, and if applicable the nonqualified, retirement plan, and any other benefit plans or programs, maintained by the Corporation and/or its subsidiaries and covering Executive, as in effect immediately prior to the earlier of Executive's termination of employment or a Change in Control.

    (f)    "Cause" means:

      (i) a willful and continuing failure to perform substantially the duties of Executive's office as assigned from time to time (other than as a result of Executive's death or disability); or

      (ii) conduct undertaken by the Executive which is demonstrably willful and deliberate on the Executive's part and which is intended to result in (A) substantial personal enrichment of the Executive at the Corporation's expense and (B) substantial injury to the Corporation; or

      (iii) Executive's conviction of, or plea of guilty or nolo contendere to, a felony, unless committed in the good faith belief that Executive's actions were in the Corporation's best interests and would not violate criminal law.

    (g) "Disability" means Executive is unable to substantially perform his or her duties for a period of at least three months due to physical or mental disability, and at the end of such period a physician agreed upon by the Corporation and the Executive determines that such disability is permanent.

    (h) "Good Reason" means:

                (i) any reduction in the aggregate amount of Executive's base salary and benefits (excluding programs described in (ii)) as in effect from time to time; or
                (ii) any significant reduction in annual bonus and LTIP, except variation in bonus and/or LTIP related to corporate or business unit performance and calculated under a formula and individual performance evaluation criteria not significantly less favorable to Executive than the formula and criteria in place prior to the Change in Control.

    Upon the occurrence of any event described in (i) or (ii) above, Executive may give the Corporation written notice that such event constitutes Good Reason, and the Corporation shall thereafter have 30 days in which to cure. If the Corporation has not wholly cured in that time, the event shall constitute Good Reason.

    (i) "Outstanding Common Stock" means the then outstanding shares of common stock of the Corporation.

    (j) "Outstanding Voting Securities" means the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors.

6. Terminations for Cause. In the case of termination for Cause in anticipation of, upon or following a Change in Control, Executive shall be given written notice that the Corporation intends to terminate employment for Cause. Such notice shall specify the particular acts, or failures to act, that give rise to the decision to terminate employment.

7. Payment Obligations Absolute. The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided in the Plan shall be absolute and unconditional and shall not be affected by any circumstances including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against Executive or anyone else. All amounts due under the Plan shall be paid without notice or demand. Each such payment shall be final and the Corporation will not seek to recover all or any part of the payment from Executive or from whomsoever may be entitled thereto, for any reason whatever; provided that if Executive is convicted of, or pleads guilty or nolo contendere to, a felony or misdemeanor involving acts or omissions of the Executive in connection with his employment by the Corporation, the Corporation shall be allowed to recover any actual damages it has incurred from such action or omission out of amounts paid or owing to Executive hereunder.

      Except for the compensation rights expressly granted to Executive herein in connection with a Change in Control, this Plan shall not confer on Executive any right to remain an employee or to retain executive responsibilities or compensation, or restrict the Corporation's right to take any personnel action with respect to Executive. The Plan also shall not affect any previously signed employment agreement.

8.    Arbitration.

      (a) Any dispute, controversy, or claim between the parties arising out of, relating to, or concerning the Plan or its breach, termination, or invalidity, or the scope of this arbitration clause, shall be settled by arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") then in effect. Any award rendered shall be final and binding on the parties hereto, and judgment may be entered in any court having jurisdiction thereof.

 (b) The arbitrator shall be mutually acceptable to the parties, or failing agreement, selected pursuant to the Employment Dispute Arbitration Rules of the AAA. The arbitration award shall be in writing and shall specify the factual and legal bases for the award. In rendering the award, the arbitrator shall determine the respective rights and obligations of the parties according to the laws of the State of North Carolina, not including its choice-of-law rules, or, if applicable, federal law.

      (c) All costs and expenses of the arbitration shall be paid by the Corporation.

      (d) This arbitration clause shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. ("FAA"); however, if this clause is unenforceable for any reason under the FAA, then it shall be governed by the provisions of the North Carolina Uniform
Arbitration Act, N.C.G.S.45A:1-567.1 et seq.

9. Withholding. From payments under the Plan to Executive or his or her spouse, estate or beneficiaries, the Corporation may withhold such amounts relating to taxes as it reasonably determines should be withheld pursuant to any applicable law or regulation.

10. Assignability. Executive's rights under the Plan will inure to the benefit of Executive's successors, heirs, administrators, executors and assigns. Executive may not assign, transfer or otherwise alienate any rights under the Plan, except that rights to compensation and benefits, which rights will remain subject to the limitations in the Plan, may be transferred by will or operation of law or under a qualified domestic relations order, and except that rights under Benefit Plans may be assigned or transferred in accordance with such plans or programs or regular practices thereunder.

    No rights or obligations of the Corporation under the Plan may be assigned or transferred. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to a majority of the business assets of the Corporation, by written agreement in form and substance satisfactory to the Incumbent Board, as a condition to such transaction, expressly to assume and agree to perform the Plan in the same manner and to the same extent as the Corporation would be required to perform it if no such succession had occurred (to the extent not, in fact, performed by the Corporation).

11. Amendment. The Plan may be amended or terminated at any time by the Board or, except for any increase in the maximum Tier multiplier, by the Compensation Committee and either body may terminate an Executive's participation or change the applicable Tier; provided however that no such action shall diminish the protection afforded to Executive hereunder (a) upon less than one year's written notice to any affected Executive or (b) following a Change in Control, for any termination of employment that occurs on or before two years after such Change in Control.

12. Severability. If fulfillment of any provision of the Plan, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be deemed reduced to the limit of such validity; and if any clause or provision contained in the Plan operates or would operate to invalidate the Plan, in whole or in part, then such clause or provision only shall be held ineffective to the extent of such invalidity, as though not herein contained, and the remainder of the Plan shall remain operative and in full force and effect.

13. References. Upon Executive's death or a judicial determination of incompetence, reference in the Plan to Executive will be deemed, where appropriate, to refer to Executive's legal representative or to Executive's beneficiary or beneficiaries.

14. Governing Law. Except to the extent governed by the FAA as provided in Section 8 above, the Plan shall be construed in accordance with and governed by the laws of North Carolina, not including its choice-of-law rules.